EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Registration Statement Amendment No. 1 (Form S-8) pertaining to the 2020 Stock Award and Incentive Plan of American Eagle Outfitters, Inc. of our reports dated March 13, 2023, with respect to the consolidated financial statements of American Eagle Outfitters, Inc. and the effectiveness of internal control over financial reporting of American Eagle Outfitters, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended January 28, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
June 30, 2023